First PacTrust Bancorp to Change NASDAQ Ticker Symbol to “BANC” Effective October 3, 2011

CHULA VISTA, Calif., September 28, 2011 -- First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, today announced that its NASDAQ ticker symbol will change to “BANC.”

The new symbol will become effective as of the opening of trading on Monday, October 3, 2011.

“The ticker symbol change reflects our transformation into California’s bank of choice,” said Greg Mitchell, president and CEO of First PacTrust Bancorp.  “We continue to experience solid growth, which we expect will be further enhanced with the soon-to-be completed acquisitions of Beach Business Bank and Gateway Business Bank.”

About First PacTrust Bancorp

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank currently operates through 11 banking offices serving primarily San Diego and Riverside Counties in California. Pacific Trust Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network. First PacTrust Bancorp, Inc. was founded in 1941. For more information on any of First PacTrust’s services, visit: http://www.firstpactrustbancorp.com.

Media Inquiries:

Investor Relations Inquiries:

George Medici

Gregory A. Mitchell, President and CEO

PondelWilkinson Inc.

First PacTrust Bancorp, Inc.

(310)279-5980

(619)691-1519 x4474

gmedici@pondel.com